Exhibit 99.1

May 19, 2022	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2022 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 23, 2022.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales increased 10.3% to a quarter-record $1.436 billion.

•	Net income increased 19.4% to $85.6 million. Adjusted net income increased 6.3% to $93.1 million.

•	Adjusted EBITDA(1) increased 2.4% to a quarter-record $165.5 million, representing 11.5% of sales, a 90-basis point decrease.

•	Diluted EPS increased $0.06 to $0.40. Adjusted diluted EPS(1) increased $0.03 to a quarter-record $0.44.

(1) Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“We delivered another quarter of record results, reflecting outstanding top line growth and disciplined execution on costs,” said Ryals McMullian, president and CEO of Flowers Foods. “Focused implementation of our portfolio strategy drove market share gains for our leading brands, as consumers continued to gravitate to these differentiated products despite widespread inflation. To sustain this robust momentum, we intend to invest in marketing and advertising, introduce new and innovative products, and expand production capacity.

“We are adjusting our outlook for fiscal 2022 to account for improved pricing, higher-than-expected inflation, and supply chain disruptions,” he continued. “To mitigate resource shortages and volatile commodity prices, which increased beyond our initial expectations, we continue to execute on efficiency initiatives and we have implemented a price increase that will become effective in the second quarter. The resulting price lag, combined with the supply chain disruptions, is expected to impact EPS by a total of five cents in the second and third quarters. We are encouraged by the strong underlying fundamentals of our business, and our industry-leading team remains dedicated to enhancing long-term shareholder value.”

For the 52-week Fiscal 2022, the Company Expects:

•

Sales in the range of approximately $4.764 billion to $4.850 billion, representing an increase of approximately 10.0% to 12.0% compared to the prior year period. Prior guidance called for sales of $4.660 billion to $4.695 billion, representing an increase of approximately 7.6% to 8.4% compared to the prior year period.

•	Adjusted EPS(1) in the range of approximately $1.20 to $1.30, compared to prior guidance of $1.25 to $1.35.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $135 million to $145 million

•	Net interest expense of approximately $7 million

•	An effective tax rate in the range of 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 213.5 million shares

•	Capital expenditures in the range of $150 million to $160 million, with $60 million to $70 million related to our ERP upgrade

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Net income per diluted common share	$0.40	$0.34
Loss on inferior ingredients	—	NM
Business process improvement consulting costs	0.03	0.02
Impairment of assets	NM	—
Loss on extinguishment of debt	—	0.06

Adjusted net income per diluted common share	$0.44	$0.41

NM—not meaningful.

Certain amounts may not add due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•	Sales increased 10.3% to $1.436 billion, surpassing the previous record first quarter results in 2020 that were influenced by the pandemic.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 13.5%

•	Volume: -3.2%

•

Branded retail sales increased $94.4 million or 11.0% to $956.1 million, store branded retail sales increased $11.1 million or 6.9% to $173.6 million, while non-retail and other sales increased $28.2 million or 10.2% to $306.2 million.

•

Branded retail sales increased primarily due to higher prices intended to offset inflationary pressures, and improved promotional efficiency, partially offset by volume declines in branded cake items partly due to supply constraints.

•

Store branded retail sales increased primarily due to higher prices intended to offset inflationary pressures, partially offset by volume declines as consumer purchasing continued to shift to branded retail products.

•

Non-retail and other sales increased primarily due to higher prices intended to offset inflationary pressures, partially offset by volume declines in fast food and co-manufactured items, supply chain disruptions, and targeted sales rationalization to improve profitability.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 50.5% of sales, a 110-basis point increase. These costs increased as a percentage of sales due to higher ingredient and packaging costs, partly offset by higher sales and reduced outside purchases.

•

Selling, distribution and administrative (SD&A) expenses were 38.6% of sales, a 10-basis point increase, impacted by incremental consulting costs and transportation cost inflation, largely offset by favorable price/mix, lower workforce-related costs, and increased scrap dough income. Excluding matters affecting comparability, adjusted SD&A expenses were 38.0% of sales, a 20-basis point decrease from the prior year period.

•	Depreciation and amortization (D&A) expenses were $43.4 million, or 3.0% of sales, a 20-basis point decrease.

•	Net income increased 19.4% to $85.6 million. Adjusted net income increased 6.3% to $93.1 million, helped by a discrete tax benefit and lower interest expense.

•	Adjusted EBITDA increased 2.4% to a quarter-record $165.5 million, representing 11.5% of sales, a 90-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For the first quarter of fiscal 2022, cash flow from operating activities increased by $26.2 million to $124.2 million, capital expenditures increased $23.2 million to $50.5 million, and dividends paid to shareholders increased $4.2 million to $46.7 million. Cash and cash equivalents were $205.1 million at the end of the first quarter of fiscal 2022.

There are 5.4 million shares that remain authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on May 20, 2022. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors, where it will be archived.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2021 sales of $4.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC’) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 pandemic and future responses and/or measures taken in response thereto, including, but not limited to, new and emerging variants of the virus and the efficacy and distribution of vaccines, which are highly uncertain and are difficult to predict, (c) our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic; (d) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (e) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (f) the level of success we achieve in developing and introducing new products and entering new markets, (g) our ability to implement new technology and customer requirements as required, (h) our ability to operate existing, and any new, manufacturing lines according to schedule, (i) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with suppliers, regulations, and customers; (j) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure, (k) consolidation within the baking industry and related industries, (l) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (m) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products; (n) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (p) labor shortages and turnover or increases in employee and employee-related costs, (q) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (r) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (s) the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the planned implementation of the upgrade of our ERP system; and (t) the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended April 23, 2022 and subsequent filing with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations, legal settlements, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 23, 2022	January 1, 2022
Assets
Cash and cash equivalents	$205,147	$185,871
Other current assets	586,276	531,154
Property, plant and equipment, net	816,466	798,728
Right-of-use leases, net	294,111	292,489
Distributor notes receivable (1)	176,229	183,403
Other assets	23,045	20,992
Cost in excess of net tangible assets, net	1,231,063	1,240,676

Total assets	$3,332,337	$3,253,313

Liabilities and Stockholders’ Equity
Current liabilities	$485,532	$471,943
Long-term debt	891,007	890,609
Right-of-use lease liabilities (2)	304,717	300,522
Other liabilities	191,657	178,965
Stockholders’ equity	1,459,424	1,411,274

Total liabilities and stockholders’ equity	$3,332,337	$3,253,313

(1)	Includes current portion of $27,443 and $29,093, respectively.
(2)	Includes current portion of $52,492 and $47,974, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Sales	$1,435,932	$1,302,168
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	724,592	643,576
Selling, distribution and administrative expenses	554,952	501,973
Loss on inferior ingredients	—	122
Impairment of assets	990	—
Depreciation and amortization expense	43,423	41,386

Income from operations	111,975	115,111
Other pension benefit	(238)	(125)
Loss on extinguishment of debt	—	16,149
Interest expense, net	2,101	4,201

Income before income taxes	110,112	94,886
Income tax expense	24,523	23,231

Net income	$85,589	$71,655

Net income per diluted common share	$0.40	$0.34

Diluted weighted average shares outstanding	213,314	212,780

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Cash flows from operating activities:
Net income	$85,589	$71,655
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	64,669	55,838
Changes in assets and liabilities	(26,104)	(29,498)

Net cash provided by operating activities	124,154	97,995

Cash flows from investing activities:
Purchase of property, plant and equipment	(50,497)	(27,278)
Proceeds from sale of property, plant and equipment	1,431	2,159
Other	7,171	6,002

Net cash disbursed for investing activities	(41,895)	(19,117)

Cash flows from financing activities:
Dividends paid	(46,747)	(42,503)
Stock repurchases	(10,049)	(1,058)
Net change in debt borrowings	—	(81,858)
Payments on financing leases	(426)	(423)
Other	(5,761)	(9,942)

Net cash disbursed for financing activities	(62,983)	(135,784)

Net increase (decrease) in cash and cash equivalents	19,276	(56,906)
Cash and cash equivalents at beginning of period	185,871	307,476

Cash and cash equivalents at end of period	$205,147	$250,570

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021	$ Change	% Change
Branded Retail	$956,130	$861,735	$94,395	11.0%
Store Branded Retail	173,609	162,477	11,132	6.9%
Non-Retail and Other	306,193	277,956	28,237	10.2%

Total Sales	$1,435,932	$1,302,168	$133,764	10.3%

Sales Bridge

For the 16-week period ended April 23, 2022	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(3.2)%	13.5%	10.3%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Net income per diluted common share	$0.40	$0.34
Loss on inferior ingredients	—	NM
Business process improvement consulting costs	0.03	0.02
Impairment of assets	NM	—
Loss on extinguishment of debt	—	0.06

Adjusted net income per diluted common share	$0.44	$0.41

NM—not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Sales	$1,435,932	$1,302,168
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	724,592	643,576

Gross Margin excluding depreciation and amortization	711,340	658,592
Less depreciation and amortization for production activities	$23,434	$23,130

Gross Margin	$687,906	$635,462

Depreciation and amortization for production activities	$23,434	$23,130
Depreciation and amortization for selling, distribution and administrative activities	19,989	18,256

Total depreciation and amortization	$43,423	$41,386

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Selling, distribution and administrative expenses (SD&A)	$554,952	$501,973
Business process improvement consulting costs	(9,064)	(4,958)

Adjusted SD&A	$545,888	$497,015

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Net income	$85,589	$71,655
Income tax expense	24,523	23,231
Interest expense, net	2,101	4,201
Loss on extinguishment of debt	—	16,149
Depreciation and amortization	43,423	41,386

EBITDA	155,636	156,622
Other pension benefit	(238)	(125)
Loss on inferior ingredients	—	122
Business process improvement consulting costs	9,064	4,958
Impairment of assets	990	—

Adjusted EBITDA	$165,452	$161,577

Sales	$1,435,932	$1,302,168
Adjusted EBITDA margin	11.5%	12.4%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Income tax expense	$24,523	$23,231
Tax impact of:
Loss on inferior ingredients	—	31
Business process improvement consulting costs	2,266	1,240
Impairment of assets	248	—
Loss on extinguishment of debt	—	4,037

Adjusted income tax expense	$27,037	$28,539

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 23, 2022	April 24, 2021
Net income	$85,589	$71,655
Loss on inferior ingredients	—	91
Business process improvement consulting costs	6,798	3,718
Impairment of assets	742	—
Loss on extinguishment of debt	—	12,112

Adjusted net income	$93,129	$87,576

	Reconciliation of Earnings per Share - Full Year Fiscal 2022 Guidance
	Range Estimate
Net income per diluted common share	$1.17	to	$1.27
Business process improvement consulting costs	0.03		0.03
Impairment of assets	NM		NM

Adjusted net income per diluted common share	$1.20	to	$1.30

NM—not meaningful.